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                                                                   EXHIBIT 3


                      SERIES A CONVERTIBLE DEBENTURES AND
                      SERIES 1, 2 AND 3 DETACHABLE WARRANT
                               PURCHASE AGREEMENT

         Previously filed on September 26, 1996 with the Securities and Exchange Commission ("Commission") as Exhibit 3 to SNIG's Statement on Schedule 13D, as amended by Exhibit 2 to Amendment No. 1 to Schedule 13D, filed on October 24, 1996 with the Commission, and incorporated herein by reference.




             FIRST AMENDMENT TO SERIES A CONVERTIBLE DEBENTURES AND
            SERIES 1, 2 AND 3 DETACHABLE WARRANT PURCHASE AGREEMENT

         This FIRST AMENDMENT TO SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2 AND 3 DETACHABLE WARRANT PURCHASE AGREEMENT (this "Amendment") is entered into as of February 17, 1997 (the "Effective Date") by and among SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation ("Superior"), PRAC LIMITED PARTNERSHIP, a Nevada limited partnership ("Prac") and ALLSTATE INSURANCE COMPANY, a Illinois insurance company ("Allstate") (Prac and Allstate, each, a "Security Holder" and, collectively, the "Security Holders").

         WHEREAS, the parties hereto have heretofore entered into a Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement dated as of September 17, 1996 (the "Agreement"); and

         WHEREAS, the parties hereto desire to amend the Agreement to provide for changes in certain definitions, covenants, representations and warranties, and certain other changes.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby. In addition, all references to the "Effective Date" in the Agreement and this Amendment shall mean February 17, 1997.

         Section 2. Amendment to Recital C of the Agreement. Recital C of the Agreement is amended to read in its entirety as follows:

                 "C. Superior and Pac Rim have entered into an Amended and Restate Agreement and Plan of Merger (the "Merger Agreement") dated as of February 17, 1997 (the "Effective Date") pursuant to the terms of which Superior will acquire substantially all the issued and outstanding shares of Pac Rim's common stock. Capitalized terms used but not defined herein have the respective meanings set forth in the Merger Agreement."

         Section 3. Amendment to Section 7.3(iii) of the Agreement. Section 7.3(iii) of the Agreement is amended to read in its entirety as follows:
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         (iii)  if to Prac, to

                    Wedbush Morgan Securities
                    610 Newport Center Drive,
                    Suite 1300
                    Newport Beach, California  92660
                    Attention:  Mr. Richard H. Pickup

         Section 4. Representations and Warranties of Superior, Prac and Allstate. Superior, Prac and Allstate hereby represent and warrant to one another that their execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate and other action. Neither Superior, Prac or Allstate is required to obtain any consent, approval or authorization of, or to make any registration, declaration or filing with, any governmental authority in order for this Amendment to be effective and enforceable. The Agreement as amended by this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights and subject to the application of equitable principles and availability of equitable remedies. The execution, delivery and performance of this Amendment and the Agreement as amended by this Amendment do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with, or result in a breach or termination of any provisions of, or constitute a default under, the charter or by-laws of any party hereto, or any agreement, commitment, or any order, judgment, decree, statute, regulation or other restriction of any kind or description to which such party is a party or by which it or any of its assets may be bound.

         Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


SUPERIOR:                 SUPERIOR NATIONAL INSURANCE
                            GROUP, INC.



                          By:  /s/ J. Chris Seaman
                              --------------------------------
                              Name: J. Chris Seaman
                              Title: Executive Vice President and
                                     Chief Financial Officer

ALLSTATE:                 ALLSTATE INSURANCE COMPANY



                          By:  /s/ J. Loren Hall
                              --------------------------------
                              Name: J. Loren Hall
                              Title: Authorized Signatory



                          By: /s/ Michael P. Curran
                              --------------------------------
                              Name: Michael P. Curran
                              Title: Authorized Signatory


PRAC:                     PRAC LIMITED PARTNERSHIP,
                          a Nevada limited partnership

                          By:  Somme, Inc., a Nevada corporation
                          Its: General Partner


                               By:   /s/ DAVID B. HEHN
                                    -------------------------
                                    Name:  DAVID B. HEHN
                                    Title: President





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